Filed pursuant to Rule 433
Registration Statement No. 333-140456
Dated October 10, 2007

Foreign Exchange Strategies 12 Month Leveraged Ruble Basket Note Amended Final Terms 10-Oct-07

Summary

*2.5 x Leveraged, 12 month Note, Indexed to the RUB/USD and RUB/EUR
*Principal Increases as the RUB strengthens versus an equally weighted Basket of USD & EUR

MTN Terms

Issuer:	Eksportfinans ASA
Type:	US MTN
Trade Date:	1-Oct-07
1st Increase Trade Date:	5-Oct-07
2nd Increase Trade Date:	10-Oct-07
Settlement Date:	15-Oct-07
Maturity Date:	16-Oct-08
New Notional Amount:	$65,062,000
Original Notional Amount:	$47,820,000
1st Increase Notional Amount:	$15,525,000
2nd Increase Notional Amount:	$1,717,000
Minimum Piece / Increment:	USD 1,000
Original Issue Price:	100.00%
Original Issue Price for 1st increase:	100.00%
Original Issue Price for 2nd increase:	100.80%

The Aggregate Notional Amount of these Notes may be increased and if so the increased additional Notes may be sold at a different price to public.

Original Underwriting Fees:	0.25% or $119,550.00
1st Increase Underwriting Fee:	0.25% or $38,812.50
2nd Increase Underwriting Fee:	0.25% or $4,292.50

Original Net Proceeds	99.75% or $47,700,450.00
1st Increase Net Proceeds:	99.75% or $15,486,187.50
2nd Increase Net Proceeds:	100.55% or $1,726,443.50

Principal Redemption at Maturity:	USD Notional +

2.5* (USD Notional * ([RUB/USDi — RUB/USDf] / RUB/USDf) + USD Notional * (0.5/ USD/EURi)*[USD/EURi — USD/EURf])

+ Bonus * USD Notional

Bonus:	7.90%

RUB/USDi =	24.8700
USD/EURi =	1.4230
RUB/USDf =	To be determined by Goldman Sachs on 02-OCT-08 by referencing EMTA fix.
USD/EURf =	To be determined by Goldman Sachs on the 02-OCT-08 by referencing the
ECB fix for USD/EUR at 2.15 CET

Principal Protection:	This note is non-principal protected but capital return is floored at 7.90%

Documentation:	According to the Issuer’s US MTN Progaramme
Dealer:	Goldman, Sachs & Co
Business Days:	London and New York
Business Day Convention:	Modified Following (Unadjusted)
Listing:	None
Calculation Agent:	Goldman Sachs International
CUSIP:	28264QLR3

Hypothetical Returns assuming unchanged USD/EUR Spot at Maturity: Upside returns are not limited to the values below

	RUB/USDf Rate	Principal Redemption at Maturity

Uncapped Upside	14.92	274.57%
	17.41	215.04%
	19.90	170.40%
	22.38	135.68%

	23.63	121.06%
	23.88	118.32%
	24.12	115.63%
	24.37	113.00%
	24.62	110.43%

Starting RUB/USD	24.87	107.90%

	25.12	105.42%
	25.37	103.00%

Breakeven @ 100%	25.68	100.00%

	25.62	100.62%
	25.86	98.28%
	26.11	96.00%

	27.36	85.17%
	29.84	66.23%
	32.33	50.21%
	34.82	36.47%
	37.31	24.57%
	40.19	12.60%

Floored Redemption	41.45	7.90%

	42.28	7.90%
	44.77	7.90%

Note: This Security is Non Principal Protected

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1 -866-471-2526.